Exhibit 99.1

Cars.com Inc.
Quarterly Financial Information
Unaudited (in thousands)
	Three months ended				Year ended	Three months ended			Year to date
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	September 30, 2017
Revenues:
Retail:
Direct revenue	$81,805	$82,123	$84,651	$84,845	$333,424	$83,635	$83,273	$82,504	$249,412
National advertising revenue	24,251	27,756	31,214	31,114	114,335	24,936	28,441	32,002	85,379
Other revenue	3,549	3,701	3,963	3,804	15,017	3,674	3,996	4,319	11,989
Total retail revenue	109,605	113,580	119,828	119,763	462,776	112,245	115,710	118,825	346,780
Wholesale revenue	42,884	43,070	42,467	41,909	170,330	40,929	40,914	41,074	122,917
Total revenues	152,489	156,650	162,295	161,672	633,106	153,174	156,624	159,899	469,697

Operating expenses:
Cost of revenue and operations (a)	13,559	13,628	15,033	14,574	56,794	15,902	15,540	18,176	49,618
Product and technology (a)	19,150	19,575	17,436	16,909	73,070	18,917	19,522	18,422	56,861
Marketing and sales	58,342	53,263	48,670	50,757	211,032	59,001	50,512	50,733	160,246
General and administrative (b)	5,421	5,987	5,736	6,781	23,925	7,739	17,445	9,180	34,364
Affiliate revenue share	1,994	2,108	2,162	2,265	8,529	2,361	2,355	2,121	6,837
Depreciation and amortization (b)	20,245	20,214	21,090	21,557	83,106	22,073	22,377	21,893	66,343
Total operating expenses	118,711	114,775	110,127	112,843	456,456	125,993	127,751	120,525	374,269
Operating income	33,778	41,875	52,168	48,829	176,650	27,181	28,873	39,374	95,428
Nonoperating income (expense):
Interest income (expense), net	-	12	41	41	94	41	(1,770)	(5,431)	(7,160)
Other income (loss), net	(79)	133	88	72	214	84	51	64	199
Income before taxes	33,699	42,020	52,297	48,942	176,958	27,306	27,154	34,007	88,467

Provision for income taxes	-	-	452	136	588	418	2,345	13,019	15,782

Net income	$33,699	$42,020	$51,845	$48,806	$176,370	$26,888	$24,809	$20,988	$72,685

Exhibit 99.1

Net income	$33,699	$42,020	$51,845	$48,806	$176,370	$26,888	$24,809	$20,988	$72,685

Non-GAAP reconciliation to adjusted EBITDA
Interest (income) expense, net	-	(12)	(41)	(41)	(94)	(41)	1,770	5,431	7,160
Provision for income taxes	-	-	452	136	588	418	2,345	13,019	15,782
Depreciation and amortization (c)	20,245	20,214	21,090	21,557	83,106	22,073	22,377	21,893	66,343
Stock-based compensation	-	-	-	-	-	-	481	1,012	1,493
Transaction related costs and other	-	-	-	-	-	104	4,560	317	4,981
Restructuring costs	-	-	-	-	-	-	1,671	280	1,951
Costs related to the headquarters move	-	-	-	-	-	697	2,731	130	3,558
Write-off and loss on assets	-	-	-	-	-	-	1,383	63	1,446
Adjusted EBITDA	$53,944	$62,222	$73,346	$70,458	$259,970	$50,139	$62,127	$63,133	$175,399

The presentation changes have no impact on Total operating expenses, Net income, and Adjusted EBITDA.

(a) Cost of revenue and operations has been reclassified from Product support, technology and operations into a separate line item.  Product support, technology and operations has been renamed Product and technology.

(b) Depreciation has been reclassified from General and administrative into a new line item named Depreciation and amortization.
(c) Depreciation and amortization have been combined in the Non-GAAP reconciliation to adjusted EBITDA. Previously, these balances were presented separately.